EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2013, relating to the financial statements of ANN INC., and the effectiveness of ANN INC.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ANN INC. for the year ended February 2, 2013.

/s/DELOITTE & TOUCHE LLP

New York, New York

August 23, 2013